                                                       RULE NO. 424(b)(2)
                                                       REGISTRATION NO. 33-50025


PROSPECTUS SUPPLEMENT
(To Prospectus dated August 23, 1993)

MCDONALD'S CORPORATION
$150,000,000
7.05% Debentures due 2025

Interest payable May 15 and November 15
ISSUE PRICE: 99.468%

The Debentures will bear interest from November 13, 1995, at the rate of 7.05% per annum, payable semiannually on May 15 and November 15, commencing May 15, 1996. The Debentures are redeemable in whole or in part at the option of the Company at any time on or after November 15, 2005 at the redemption prices set forth herein, together with accrued interest to the date of redemption. The Debentures will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary. Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. Except as described herein, Debentures in definitive form will not be issued. So long as the Debentures are registered in the name of The Depository Trust Company or its nominee, the Debentures will trade in The Depository Trust Company's Same-Day Funds Settlement System and secondary market trading activity in the Debentures will, therefore, settle in immediately available funds. All payments of principal and interest on the global security will be made by the Company in immediately available funds. See "Description of the Debentures."

Application will be made to list the Debentures on the New York Stock Exchange.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                PRICE TO       UNDERWRITING      PROCEEDS TO
                                                PUBLIC (1)     DISCOUNT(2)       COMPANY(1)(3)
----------------------------------------------------------------------------------------------
Per Debenture                                   99.468%        .875%             98.593%
----------------------------------------------------------------------------------------------
Total                                           $149,202,000   $1,312,500        $147,889,500
----------------------------------------------------------------------------------------------

(1)Plus accrued interest, if any, from November 13, 1995 to date of delivery.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3)Before deduction of expenses payable by the Company estimated at $150,000.

The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Gardner, Carton & Douglas, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about November 13, 1995 through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds.

J.P. MORGAN SECURITIES INC.                        SALOMON BROTHERS INC
GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.
MORGAN STANLEY & CO.                                   PAINEWEBBER INCORPORATED
      INCORPORATED
November 8, 1995

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO DEALER, SALESMAN, OR ANY PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Use of Proceeds............................................................. S-3
Recent Results of Operations of McDonald's Corporation...................... S-3
Ratio of Earnings to Fixed Charges.......................................... S-3
Description of Debentures................................................... S-3
Underwriting................................................................ S-6
Legal Opinions.............................................................. S-6

                                   PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
McDonald's Corporation......................................................   3
Use of Proceeds.............................................................   3
Ratio of Earnings to Fixed Charges..........................................   4
Description of Debt Securities..............................................   4
Plan of Distribution........................................................  10
Legal Matters...............................................................  11
Experts.....................................................................  11

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Debentures for general corporate purposes which may include capital expenditures and refinancing of debt.

             RECENT RESULTS OF OPERATIONS OF MCDONALD'S CORPORATION

  The Company reported record net income, total revenues and systemwide sales for the nine months ended September 30, 1995. Net income and net income per common share increased 16% and 17%, respectively, while systemwide sales and total revenues increased 17% and 19%, respectively, compared in each case to results for the nine months ended September 30, 1994.

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1995      1994
                                                            --------- ---------
                                                             (U.S. DOLLARS IN
                                                             MILLIONS, EXCEPT
                                                             PER COMMON SHARE
                                                                 AMOUNTS)
Systemwide sales........................................... $22,179.5 $19,023.4
Total revenues.............................................   7,209.0   6,050.7
Net income.................................................   1,060.5     915.5
Net income per common share................................      1.46      1.25

                       RATIO OF EARNINGS TO FIXED CHARGES

                                            SIX MONTHS
                                               ENDED
                                             JUNE 30,   YEAR ENDED DECEMBER 31,
                                            ----------- ------------------------
                                            1995  1994  1994 1993 1992 1991 1990
                                            ----- ----- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.........  5.03  5.18 5.26 4.86 3.96 3.53 3.48

  The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, fixed charges related to redeemable preferred stock and such portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

                           DESCRIPTION OF DEBENTURES

  The following description of the particular terms of the Debentures offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus under "Description of Debt Securities", to which description reference is hereby made. The following brief summaries of certain provisions contained in the Indenture, dated as of March 1, 1987 (the "Indenture"), between the Company and First Fidelity Bank, National Association (formerly, Fidelity Bank, National Association), as Trustee (the "Trustee"), and the Supplemental Indenture No. 24, to be dated as of November 13, 1995, relating to the Debentures (the "Supplemental Indenture") do no purport to be complete, use certain terms defined in the Indenture and the Supplemental Indenture, and are qualified in their entirety by express reference to the provisions of the Indenture and the Supplemental Indenture.

GENERAL

  Interest on the Debentures at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from November 13, 1995, and is to be payable semiannually on May 15 and November 15, beginning May 15, 1996. The Supplemental Indenture provides for the payment of interest on the interest payment date only to persons in whose names the Debentures are registered on the Record Date (the May 1 prior to May 15 and the November 1 prior to November 15).

  The Debentures will be limited to $150,000,000 aggregate principal amount and will mature on November 15, 2025. The Debentures will be issued only in denominations of $1,000 and any integral multiple thereof. Currently, the Company has outstanding (Yen)10,000,000,000 and $1,162,700,000 in principal amount of Debt Securities which were previously issued pursuant to the Indenture.

REDEMPTION

  The Debentures may, at the option of the Company, be redeemed in whole or from time to time in part, at any time on or after November 15, 2005, on at least 30 days' and not more than 60 days' notice at the following redemption prices (expressed in percentages of principal amount):

  If redeemed during the 12-month period beginning November 15,

2005............ 103.26%
2006............ 102.93%
2007............ 102.61%
2008............ 102.28%
2009............ 101.96%
2010............ 101.63%

2011............ 101.30%
2012............ 100.98%
2013............ 100.65%
2014............ 100.33%
2015 and
 thereafter..... 100.00%

together in each case with accrued interest to the date of redemption.

BOOK-ENTRY SYSTEM

  The Debentures will be represented by a global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under circumstances described below, the Debentures will not be issuable in definitive form.

  Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of a beneficial interest in the Global Security will be shown on, and the transfer of that beneficial interest will only be effected through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

  So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Debentures represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Principal and interest payments on Debentures represented by the Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, beneficial interests in the Global Security or for maintaining, supervising or reviewing any Depositary's records or any participant's records relating to such beneficial interests.

  The Company expects that the Depositary for the Debentures or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debentures in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debentures represented by the Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Debentures represented by the Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

  The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Global Security will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name.

                                                                    PRINCIPAL
                                                                    AMOUNT OF
                              UNDERWRITER                           DEBENTURES
                              -----------                          ------------
      J.P. Morgan Securities Inc.................................. $ 25,000,000
      Salomon Brothers Inc........................................ $ 25,000,000
      Goldman, Sachs & Co......................................... $ 25,000,000
      Merrill Lynch, Pierce, Fenner & Smith
              Incorporated........................................ $ 25,000,000
      Morgan Stanley & Co. Incorporated........................... $ 25,000,000
      PaineWebber Incorporated.................................... $ 25,000,000
                                                                   ------------
          Total................................................... $150,000,000
                                                                   ============

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Debentures offered hereby if any Debentures are purchased.

  The Underwriters propose to offer the Debentures directly to the public at the public offering price set forth on the cover page and to dealers at such price less a concession not in excess of .50% of the principal amount per Debenture. Underwriters may allow and such dealers may reallow a concession not in excess of .25% to certain other dealers. After the initial public offering, the public offering price and concessions may from time to time be changed by the Underwriters.

  The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Debentures but are not obligated to do so and may discontinue any market making at any time without notice. Application will be made to list the Debentures on the New York Stock Exchange. There can be no assurance of a secondary market for any Debenture.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

  In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with the Company.

                                 LEGAL OPINIONS

  The legality of the Debentures is being passed upon for the Company by Shelby Yastrow, Senior Vice President, General Counsel and Secretary of the Company, and for the Underwriters by Gardner, Carton & Douglas, Quaker Tower, 321 North Clark Street, Chicago, Illinois 60610. Mr. Yastrow is a full-time employee of the Company and owns shares of the Company's Common Stock directly and as a participant in various employee benefit plans. Mr. Yastrow also holds options to purchase shares of the Company's Common Stock.

PROSPECTUS

                                  $500,000,000

                             MCDONALD'S CORPORATION

                                DEBT SECURITIES

  McDonald's Corporation (the "Company") intends to issue from time to time in one or more series its unsecured debt securities ("Debt Securities") with an aggregate initial public offering price or purchase price of up to $500,000,000, or the equivalent thereof in one or more foreign or composite currencies, including the European Currency Unit ("ECU"). Debt Securities of each series will be offered on terms to be determined at the time of sale. Debt Securities may be sold for U.S. dollars or for one or more foreign or composite currencies, and the principal of, premium, if any, and any interest on Debt Securities may be payable in U.S. dollars or in one or more foreign or composite currencies. Debt Securities of a series may be issuable as individual securities in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities"), or in both registered and bearer form. The specific designation, aggregate principal amount, the currency in which the principal, premium, if any, and any interest are payable, the rate (or method of calculation) and the time and place of payment of any interest, authorized denominations, maturity, offering price, any redemption terms and any other specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement").

  The Debt Securities may be sold by the Company directly, through agents designated from time to time, through dealers or one or more underwriters, or through a syndicate of underwriters managed by one or more underwriters. If underwriters or agents are involved in any offering of Debt Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of Debt Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of such Debt Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Debt Securities less such commission, in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Debt Securities. See "Plan of Distribution" for specific details.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SE-
  CURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
   TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is August 23, 1993.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 14th Floor, 75 Park Place, New York, New York 10007 and Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Chicago Stock Exchange, and Pacific Stock Exchange. The Company is not required to, and will not, provide an annual report or any other periodic report to any holder of its debt securities unless specifically requested by such holder.

  The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  A Company franchisee provides food services exclusively to United States government personnel stationed at the United States naval station in Guantanamo Bay, Cuba. This statement is made pursuant to the disclosure requirements of Florida law and is accurate as of the date of this Prospectus. Investors may obtain current information by contacting the Florida Department of Banking and Finance, The Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-9805.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission (File No. 1-5231) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, as amended by the Company's Form 10-K/A Amendment No. 1 dated May 4, 1993, and Form 10-K/A Amendment No. 2 dated June 8, 1993;

  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, and June 30, 1993; and

  (c) The Company's Current Reports on Form 8-K dated January 5, January 28, February 12, March 1, and July 15, 1993.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than certain exhibits to such documents. Written or telephone requests should be directed to: McDonald's Shareholder Services, McDonald's Corporation, Kroc Drive, Oak Brook, Illinois 60521, (708) 575-7428.

                               ----------------

  References herein to "U.S. dollars", "dollars" or "$" are to the lawful currency of the United States.

                             MCDONALD'S CORPORATION

  McDonald's Corporation and its subsidiaries develop, operate, franchise and service a worldwide system of restaurants which prepare, assemble, package and sell a limited menu of moderately-priced foods. These restaurants are operated by the Company and its subsidiaries or, under the terms of franchise agreements, by franchisees who are independent third parties, or by affiliates operating under joint venture agreements between the Company or its subsidiaries and local businesspeople. McDonald's restaurants offer a substantially uniform menu consisting of hamburgers and cheeseburgers, including the Big Mac, Quarter Pounder with Cheese and McLean Deluxe sandwiches, the Filet-O-Fish and McChicken sandwiches, french fries, Chicken McNuggets, salads, lowfat milk shakes, sundaes and cones, pies, cookies and a limited number of soft drinks and other beverages. In addition, the restaurants sell a variety of products during limited promotional time periods. McDonald's restaurants operating in the United States are open during breakfast hours and offer a full breakfast menu including the Egg McMuffin and the Sausage McMuffin with Egg sandwiches, hotcakes and sausage; three varieties of biscuits; no-fat, no-cholesterol Apple Bran muffins; and cereals. McDonald's restaurants in several countries around the world also offer other products as well as limited breakfast menus. The Company tests new products on an ongoing basis.

  McDonald's restaurants are located in all fifty of the United States and the District of Columbia, and in many foreign locations, principally Japan, Canada, England, Germany, France and Australia. At June 30, 1993, there were 13,389 restaurants worldwide, of which 9,078 were located in the United States and 4,311 in 65 other countries. An additional 250 restaurants were under construction at June 30, 1993, including 170 outside the United States.

  At June 30, 1993, 71% of McDonald's restaurants were operated by independent franchisees, 19% were operated by the Company and its subsidiaries and 10% were operated by affiliates (entities in which the Company and/or its subsidiaries have an equity interest of 50% or less and in which the remaining equity interest generally is owned by a local resident).

  The Company's principal executive offices are located at One McDonald's Plaza, Oak Brook, Illinois 60521, telephone: (708) 575-3000.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include debt refinancings and capital expenditures such as the acquisition and development of McDonald's restaurants. Specific allocations of the proceeds for such purposes have not been made at this time. The amount and timing of any such debt refinancings and capital expenditures will depend upon the Company's requirements and the availability of other funds to the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                            SIX MONTHS
                                               ENDED
                                             JUNE 30,   YEAR ENDED DECEMBER 31,
                                            ----------- ------------------------
                                            1993  1992  1992 1991 1990 1989 1988
                                            ----- ----- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.........  4.58  3.66 3.96 3.53 3.48 3.85 4.19

  The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, and such portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture dated as of March 1, 1987, and any indentures supplemental thereto (collectively, the "Indenture"), between the Company and First Fidelity Bank, N.A., Pennsylvania (formerly Fidelity Bank, National Association), as Trustee (the "Trustee"). The following statements with respect to the Debt Securities are summaries of the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. References in italics are to sections of the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference. As used under this caption, the term "Debt Securities" includes the debt securities being offered by this Prospectus and all other debt securities issued from time to time by the Company under the Indenture.

GENERAL

  The Debt Securities will be unsecured obligations of the Company, ranking equally with all other unsecured and unsubordinated indebtedness for borrowed money of the Company. Certain unsecured obligations of the Company may, however, under certain circumstances, become secured by mortgages pursuant to negative pledge covenants applicable to such obligations while the Debt Securities remain unsecured.

  Reference is made to the Prospectus Supplement for the terms of the series of Debt Securities being offered thereby, including, where applicable: (i) the title of such Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities; (iii) the date or dates on which the principal and premium, if any, of such Debt Securities is payable; (iv) the rate or rates or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the interest payment dates on which such interest will be payable; and, in the case of Registered Securities, the record dates for the interest payable on such interest payment dates; (v) whether such Debt Securities are to be issued as Original Issue Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (vi) the place or places where the principal of, and premium, if any, and any interest on such Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise; (viii) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder and the price or prices at which and the period or periods within which and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (x) if other than the principal amount, the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture; (xi) if other than U.S. dollars, the coin, currency or currencies in which payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable;
(xii) if the principal of (and premium, if any) or interest, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder, in a coin, currency or currencies other than that in which the Debt Securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (xiii) if the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index based on a coin or currency other than that in which the Debt Securities are stated to be payable, the manner in which such amount will be determined; (xiv) any additional Events of Default provided for with respect to such Debt Securities; (xv) provisions, if any, for the defeasance of such Debt Securities; (xvi) whether such Debt Securities are to be issued in registered or bearer form, with or without coupons; and (xvii) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 2.02)

  If Bearer Securities are issued, certain special considerations applicable to such Bearer Securities, including limitations on their issuance, will be described in the Prospectus Supplement relating thereto.

  If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

  One or more series of Debt Securities may be sold at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Securities"). One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Registered Securities will be payable at the corporate trust office of the Trustee at Broad and Walnut Streets, Philadelphia, Pennsylvania 19019; provided, however, that payment of interest on Registered Securities may be made at the option of the Company by check mailed to the Registered Holders thereof. Provisions with respect to the payment of principal of (and premium, if any) and any interest on Bearer Securities will be set forth in the applicable Prospectus Supplement. (Sections 2.02 and 4.01)

  Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the office or agency maintained by the Company for such purpose, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith (Section 2.05). Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable Prospectus Supplement.

  All moneys paid by the Company to the Trustee for the payment of principal of (and premium, if any) or any interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company on demand, and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 12.05)

CERTAIN COVENANTS OF THE COMPANY UNDER THE INDENTURE

  The Indenture contains certain covenants described below which are applicable to the Company with respect to any and all series of Debt Securities issued thereunder. Specific covenants, if any, peculiar to a particular series of Debt Securities to be offered hereby will be described in the Prospectus Supplement relating thereto.

  The Section 4.11 Covenant. The Company has agreed that (A) after the date of the Indenture neither it nor any Restricted Subsidiary will create, incur or assume any Real Property Mortgage (as defined), other than an Excepted Mortgage, as security for Indebtedness of the Company or any subsidiary unless the Debt

Securities are equally and ratably secured with such Indebtedness, and (B) if any Negative Pledge Mortgage is created, incurred or assumed by the Company or any Restricted Subsidiary, the Company will, if required by the Trustee, unless the "Section 4.11 Ratio" is satisfied, within 60 days deliver to the Trustee First Mortgages on parcels of Real Property having a net book value of at least 125% of the then unpaid principal amount of Debt Securities. The "Section 4.11 Ratio" is satisfied if, after giving effect to the delivery of a Negative Pledge Mortgage, the sum of (1) the unpaid principal amount of all Indebtedness of the Company secured by Real Property Mortgages executed and delivered or assumed after December 15, 1977 (other than those Excepted Mortgages listed in clauses (ii), (iii), (iv) and (v) of the definition of Excepted Mortgage set forth below) and (2) the unpaid principal amount of Funded Debt of Restricted Subsidiaries incurred after December 15, 1977, does not exceed the greater of $250,000,000 or 15% of Consolidated Capitalization. (Section 4.11)

  The term "Consolidated Capitalization" means the total assets of the Company and its Restricted Subsidiaries determined on a consolidated basis (but exclusive of investments in, and loans and advances to, Unrestricted Subsidiaries) less the total current liabilities of the Company and its Restricted Subsidiaries determined on a consolidated basis. (Section 1.01)

  The term "Excepted Mortgage" means any Real Property Mortgage which:

    (i) secures Negative Pledge Debt;

    (ii) is assumed or given in favor of the seller of Real Property when the Company or any Restricted Subsidiary (or any predecessor thereof) acquires (or acquired, in the case of such a predecessor) the Real Property;

    (iii) must be created, incurred or assumed to permit the Company or any Restricted Subsidiary to perform or comply with any contract or subcontract made by it with, or at the request of, the United States of America, the District of Columbia, any state or territory of the United States of America, any political subdivision thereof, or any agency, department or instrumentality of any thereof;

    (iv) is a "Refunding Mortgage", that is, it secures Indebtedness ("Refunding Indebtedness") created, incurred or assumed in connection with any extension, renewal, replacement or refunding of any Indebtedness ("Refunded Indebtedness") secured by any Real Property Mortgage; provided that the Refunding Indebtedness shall not exceed the Refunded Indebtedness and that the Refunding Mortgage shall not create a mortgage on any Real Property other than that which secured the Refunded Indebtedness;

    (v) is a "Replacement Mortgage", that is, it is given in replacement of another Real Property Mortgage ("Replaced Mortgage") to secure the same Indebtedness; provided that the net book value of the Real Property covered by the Replacement Mortgage does not exceed the net book value of the Real Property covered by the Replaced Mortgage; or

    (vi) secures Indebtedness (other than Indebtedness secured by an Excepted Mortgage described under any other clause of this definition of "Excepted Mortgage") which is created, incurred or assumed subsequent to December 15, 1977, if, immediately after giving effect thereto, the Section 4.11 Ratio is satisfied. (Section 4.11)

  The term "First Mortgages" means mortgages in recordable form securing the Debt Securities and naming the Trustee as mortgagee, beneficiary, grantee or secured party. First Mortgages shall be in form reasonably acceptable to the Trustee and shall afford a first lien (except for encumbrances permitted by the Indenture) on Real Property. At all times when First Mortgages are to be delivered to or held by the Trustee pursuant to the Indenture, no less than 50% of the net book value of the Real Property subject to such First Mortgages shall be attributable to Real Property consisting of land, and buildings and improvements located on land, owned in fee simple by the Company and/or its subsidiaries, and up to 50% of the net book value of the Real Property subject to such First Mortgages may be attributable to other Real Property. (Section 1.01)

  The term "Funded Debt" means Indebtedness, whether secured or unsecured, if such Indebtedness by its terms matures at, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of determination of such Indebtedness. (Section 1.01)

  The term "Funded Debt of Restricted Subsidiaries" means, at the date of determination, the aggregate of Funded Debt of all Restricted Subsidiaries other than Funded Debt:

    (a) of any Restricted Subsidiary which is a guarantor of the Debt Securities ("Guarantor")*, pursuant to a guaranty delivered to the Trustee on or prior to such date of determination, provided such Funded Debt is not secured by a Real Property Mortgage;

    (b) which constitutes subordinated debt of Restricted Subsidiaries which, if guaranteed by the Company or any Guarantor, is guaranteed solely pursuant to a subordinated guaranty; or

    (c) of Restricted Subsidiaries which have been acquired by the Company after December 15, 1977, provided that such Funded Debt (i) is not guaranteed by the Company or any Guarantor, (ii) is guaranteed pursuant to a subordinated guaranty, or (iii) is Funded Debt of a Restricted Subsidiary which was acquired by the Company not more than 60 days prior to such date for determination. (Section 1.01)

  The term "Indebtedness" means any and all obligations (other than obligations of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or any other Restricted Subsidiary and other than deferred income taxes, security deposits by lessees and interim loans for construction) incurred either for money borrowed or in connection with the acquisition of any or all stock or assets of a corporation or other entity (whether by purchase, merger or otherwise). (Section 1.01)

  The term "Lease" means an original lease, a sublease or any lease under and subsequent to a sublease. (Section 1.01)

  The term "Negative Pledge Debt" means Indebtedness of the Company or any Restricted Subsidiary which (a) is not secured by a Real Property Mortgage on the date of the Indenture or on the date of issuance of such Indebtedness, and
(b) is issued pursuant to an instrument which requires the Company, on the occurrence or nonoccurrence of an event specified therein, to secure such Indebtedness with a Real Property Mortgage. (Section 4.11)

  The term "Negative Pledge Mortgage" means any Real Property Mortgage delivered to secure Negative Pledge Debt pursuant to one of the requirements referred to in the definition of Negative Pledge Debt. (Section 4.11)

  The term "Real Property" means land, Leases, buildings and improvements on owned or leased land or leased premises, either owned in fee simple or leased by the Company or one of its subsidiaries. (Section 1.01)

  The term "Restricted Subsidiary" means any subsidiary which has not been designated as an Unrestricted Subsidiary by the Company. The Company may designate an Unrestricted Subsidiary as a Restricted Subsidiary at any time so long as such subsidiary has not been a Restricted Subsidiary within 12 months prior to such designation as a Restricted Subsidiary; provided, however, that such change of designation does not result in an Event of Default under the Indenture or an event which after notice or lapse of time, or both, would constitute an Event of Default under the Indenture. (Section 1.01)

  The term "Unrestricted Subsidiary" means any subsidiary which has been designated as an Unrestricted Subsidiary by the Company. The Company may designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time so long as (i) such subsidiary has not been an Unrestricted Subsidiary within 12 months prior to such designation as an Unrestricted Subsidiary, (ii) such change of designation does not result in an Event of Default under the Indenture or an event which after notice or lapse of time, or both, would constitute an Event of Default under the Indenture, and (iii) such subsidiary does not own any real property in the United States which is primarily used for the operation of a McDonald's restaurant. (Section 1.01)

  Other Covenants. The Indenture contains certain other covenants applicable to all series of Debt Securities issued thereunder, including covenants respecting the payment of taxes, maintenance of properties and other matters. (Article Four)

--------
* The Company is not obligated to cause any Restricted Subsidiary to become a Guarantor, and does not presently intend to do so.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of all series issued under the Indenture which are affected by the modification or amendment (voting as one class), to execute supplemental indentures modifying the Indenture or any supplemental indenture, provided that, without the consent of all Holders of then Outstanding Debt Securities affected, no such modification shall extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof, or change the aforesaid percentage of Debt Securities, the consent of Holders of which will be required for any such modification. (Section 10.02) Generally, the principal amount of the Debt Securities that is deemed Outstanding is the principal amount thereof, except,
(a) as to Original Issue Discount Securities, it is the portion of the principal amount thereof that then would be due and payable upon an acceleration of the maturity thereof pursuant to an Event of Default; and (b) as to Debt Securities denominated in a currency other than United States dollars, it is the amount of U.S. dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for purchasing U.S. dollars with such currency at or about the date of determination. (Section 1.01)

EVENTS OF DEFAULT

  The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (a) default for 30 days in any payment of interest on such series; (b) default in any payment of principal of (and premium, if any, on) such series when due; (c) default in the payment of any sinking fund installment when due; (d) default in the performance of a particular covenant applicable to that series after appropriate notice and opportunity to cure such default, if any; (e) default for 60 days, after appropriate notice, in performance of any other covenants in the Indenture (other than the Section 4.11 covenant and any other covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), provided that such default shall not be an Event of Default if it cannot with due diligence be cured within such 60-day period due to causes beyond the control of the Company, unless the Company shall fail to proceed promptly to cure such default and thereafter prosecute the curing of such default with diligence and continuity; (f) default for 120 days after appropriate notice in the performance of the Section 4.11 covenant; (g) a default under any other indenture or instrument (including an Event of Default with respect to a series of Debt Securities other than that series) under which the Company has outstanding at the date of such default an aggregate principal amount of Indebtedness in excess of 15% of Consolidated Capitalization, provided that such Indebtedness shall have been accelerated so that such Indebtedness shall be or become due and payable prior to the date on which the same would otherwise have become due and payable; (h) default in the payment at the stated maturity thereof of an aggregate principal amount of Indebtedness (including such a default with respect to a series of Debt Securities other than that series) in excess of 15% of Consolidated Capitalization; or (i) certain events of bankruptcy, insolvency or reorganization. An Event of Default with respect to a particular series of Debt Securities issued under the Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clauses (a), (b), (c) or (d) shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of Debt Securities then Outstanding of such series may declare the entire principal (or, if the Debt Securities of such series are Original Issue Discount Securities, the portion of the principal amount specified in the terms of such series) of such series to be due and payable. In case an Event of Default under clauses (e), (f), (g), (h) or (i) shall occur and be continuing, the Trustee or Holders of not less than 25% in aggregate principal amount of all the Outstanding Debt Securities may declare the entire principal (or, if any Debt Securities are Original Issue Discount Securities, the portion of the principal amount specified in the terms thereof) of Outstanding Debt Securities of all series to be due and payable. Any Event of Default with respect to a particular series of Debt Securities (or of all the Debt Securities, as the case may be) may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series (or of all the Outstanding Debt Securities, as the case may be), except in each case a failure to pay principal or premium, if any, or interest on such Debt Securities. (Section 6.01; Section 6.06)

  The Indenture requires the Company to file with the Trustee an Officers' Certificate annually as to knowledge of any default under the terms of the Indenture. (Section 4.06) The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal or premium, if any, or interest) if the Trustee considers it in the interest of the Holders of the Debt Securities to do so. (Section 6.07)

  Subject to the provisions of the Indenture relating to the duties of the Trustee, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.04, 7.01 and 7.02) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority (voting as one class) in principal amount of the Outstanding Debt Securities of any or all series affected will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 6.06) The Indenture provides that notwithstanding any other provisions thereof, the right of any Holder to receive payment of the principal of (and premium, if any) and interest on the Debt Securities or to institute suit for the enforcement thereof shall not be impaired or affected without such Holder's consent. (Section 6.04)

DEFEASANCE

  Unless otherwise provided in the Prospectus Supplement with respect to any series of Debt Securities, the Company, at its option, (a) will be discharged from any and all obligations in respect of such Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described under "Certain Covenants of the Company Under the Indenture") and will not be limited by any restrictions with respect to merger, consolidation or sales of assets, in each case if the Company deposits with the Trustee, in trust, (x) money or
(y) U.S. Government Obligations or a combination of (x) and (y) which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such series. (Section 12.02) In order to avail itself of either of the foregoing options, the Company must provide to the Trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. (Section 12.02) "U.S. Government Obligations" means generally (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof. (Section 1.01) In addition, the Company can also obtain a discharge under the Indenture with respect to all the Debt Securities of a series by depositing with the Trustee, in trust, funds sufficient to pay at maturity or upon redemption all of the Debt Securities of such series provided that all of the Debt Securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year. No such opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge pursuant to the immediately preceding sentence. In the event of any discharge of Debt Securities pursuant to the terms of the Indenture described above, the Holders of such Debt Securities will thereafter be able to look solely to such trust fund, and not to the Company, for payments of principal, premium, if any, and interest, if any. (Sections 12.01 and 12.02)

CONCERNING THE TRUSTEE

  The Company, its subsidiaries and affiliates maintain banking relationships (including the extension of credit) in the ordinary course of business with the Trustee.

                              PLAN OF DISTRIBUTION

  The Company may sell Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Debt Securities, including the names of any underwriters, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Debt Securities may be listed and any restrictions on the sale and delivery of Debt Securities in bearer form.

  If underwriters or dealers are used in the sale, Debt Securities will be acquired by such underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

  Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase the Debt Securities being offered hereby from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Debt Securities being offered hereby are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by the Contracts.

                                 LEGAL MATTERS

  The legality of the Debt Securities offered hereby will be passed upon for the Company by Shelby Yastrow, Senior Vice President, General Counsel and Secretary of the Company. Mr. Yastrow is a full-time employee of the Company and owns, and holds options to purchase, shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements of McDonald's Corporation included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1992 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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